EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO ACCENTIA BIOPHARMACEUTICALS, INC. AND SUBSIDIARIES:

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) of Accentia Biopharmaceuticals, Inc., for the registration of 14,626,754 shares of its common stock and to the incorporation by reference therein of our report dated December 1, 2005 except for Note 2 which is dated December 29, 2005 and notes 9 and 10 which is dated May 11, 2006, with respect to the consolidated financial statements of Accentia Biopharmaceuticals, Inc. and subsidiaries included in its annual report on Form 10-K for the year ended September 30, 2005, filed on December 29, 2005 and as amended on May 16, 2006 with the Securities and Exchange Commission.

/s/ Aidman, Piser & Company, P.A.

Tampa, Florida

October 31, 2006